Exhibit 99.1

First Quarter 2021 Earnings Results Media Relations: Jake Siewert 212-902-5400 Investor Relations: Heather Kennedy Miner 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2021 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $18.60

“We have been working hard alongside our clients in preparation for a world beyond the pandemic and a more stable economic environment. Our businesses remain very well positioned to help our clients reposition for the recovery, and that strength is reflected in the record revenues and earnings achieved this quarter. I am proud of our people for the performance they’ve delivered for clients over the past year under challenging conditions, and pleased that our client-centric strategy continues to drive additional value for our shareholders.”

- David M. Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
$17.70 billion	$6.84 billion	$18.60

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
31.0%	32.9%	$250.81

NEW YORK, April 14, 2021 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $17.70 billion and net earnings of $6.84 billion for the first quarter ended March 31, 2021.

Diluted earnings per common share (EPS) was $18.60 for the first quarter of 2021 compared with $3.11 for the first quarter of 2020 and $12.08 for the fourth quarter of 2020.

Annualized return on average common shareholders’ equity (ROE)1 was 31.0% and annualized return on average tangible common shareholders’ equity (ROTE)1 was 32.9% for the first quarter of 2021.

Goldman Sachs Reports

First Quarter 2021 Earnings Results

Highlights

◾

The firm’s results reflected record quarterly net revenues of $17.70 billion, more than double the amount in the first quarter of 2020, record quarterly net earnings of $6.84 billion and record quarterly diluted EPS of $18.60. Annualized ROE[1] of 31.0% was the highest quarterly ROE since 2009.

◾

Investment Banking generated record quarterly net revenues of $3.77 billion, including record Equity underwriting net revenues and strong net revenues in Financial advisory and Debt underwriting. The backlog[2] ended the quarter at a record level.

◾	The firm retained its #1 rankings in worldwide announced and completed mergers and acquisitions, worldwide equity and equity-related offerings and common stock offerings for the year-to-date[3].

◾

Global Markets generated quarterly net revenues of $7.58 billion, 47% higher than the first quarter of 2020, and its highest quarterly net revenues since 2010, reflecting the second highest quarterly net revenues in Equities and strong net revenues in Fixed Income, Currency and Commodities (FICC).

◾	Asset Management generated record quarterly net revenues of $4.61 billion, reflecting record net revenues from Equity investments.

◾	Consumer & Wealth Management generated record quarterly net revenues of $1.74 billion, reflecting continued growth in both Wealth management and Consumer banking net revenues.

◾

Firmwide assets under supervision[2,4] increased $59 billion during the quarter, including long-term net inflows of $37 billion, to a record $2.20 trillion. Firmwide Management and other fees were $1.77 billion for the first quarter of 2021.

◾	Book value per common share increased by 6.2% during the quarter to $250.81.

◾	The firm returned $3.15 billion of capital to common shareholders during the quarter, including $2.70 billion of share repurchases and $448 million of common stock dividends.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

First Quarter 2021 Earnings Results

Net Revenues

Net revenues were $17.70 billion for the first quarter of 2021, 102% higher than the first quarter of 2020 and 51% higher than the fourth quarter of 2020. The increase compared with the first quarter of 2020 reflected higher net revenues across all segments, including significant increases in Asset Management, Global Markets and Investment Banking.

Net Revenues
$17.70 billion

Investment Banking

Net revenues in Investment Banking were $3.77 billion for the first quarter of 2021, 73% higher than the first quarter of 2020 and 44% higher than the fourth quarter of 2020. The increase compared with the first quarter of 2020 reflected significantly higher net revenues in both Underwriting and Financial advisory, partially offset by significantly lower net revenues in Corporate lending.

The increase in Underwriting net revenues was due to significantly higher net revenues in both Equity underwriting, primarily driven by strong initial public offerings activity, and Debt underwriting, primarily reflecting higher net revenues from leveraged finance and asset-backed activity. The increase in Financial advisory net revenues reflected a significant increase in completed mergers and acquisitions transactions. The decrease in Corporate lending net revenues reflected significantly lower net revenues from relationship lending activities as the prior year period included net gains from the impact of widening credit spreads on hedges.

The firm’s backlog[2] increased compared with the end of 2020.

Investment Banking
$3.77 billion
Financial Advisory	$1.12 billion
Underwriting	$2.45 billion
Corporate Lending	$205 million

Global Markets

Net revenues in Global Markets were $7.58 billion for the first quarter of 2021, 47% higher than the first quarter of 2020 and 78% higher than the fourth quarter of 2020.

Net revenues in FICC were $3.89 billion, 31% higher than the first quarter of 2020, due to significantly higher net revenues in FICC intermediation, reflecting significantly higher net revenues in mortgages and interest rate products and, to a lesser extent, commodities and credit products, partially offset by significantly lower net revenues in currencies. Net revenues in FICC financing were essentially unchanged.

Net revenues in Equities were $3.69 billion, 68% higher than the first quarter of 2020, due to significantly higher net revenues in both Equities intermediation, reflecting significantly higher net revenues in both derivatives and cash products, and Equities financing, reflecting improved market conditions and increased activity (including higher average customer balances in the Prime business).

Global Markets
$7.58 billion
FICC Intermediation	$3.45 billion
FICC Financing	$442 million
FICC	$3.89 billion

Equities Intermediation	$2.59 billion
Equities Financing	$1.10 billion
Equities	$3.69 billion

Goldman Sachs Reports

First Quarter 2021 Earnings Results

Asset Management

Net revenues in Asset Management were $4.61 billion for the first quarter of 2021, compared with $(96) million for the first quarter of 2020 and $3.21 billion for the fourth quarter of 2020. The increase compared with the first quarter of 2020 primarily reflected strong net revenues in Equity investments and Lending and debt investments, compared with net losses in the prior year period due to a challenging operating environment. In addition, Management and other fees were higher, while Incentive fees were significantly lower.

Equity investments net revenues reflected significantly higher net gains from investments in private equities and net gains from investments in public equities compared with net losses in the prior year period. Lending and debt investments net revenues included net gains, reflecting tighter corporate credit spreads during the quarter, compared with significant net losses in the prior year period. The increase in Management and other fees reflected the impact of higher average assets under supervision, partially offset by fee waivers on money market funds. The decrease in Incentive fees was due to a strong prior year period.

Asset Management
$4.61 billion
Management and Other Fees	$693 million
Incentive Fees	$ 42 million
Equity Investments	$3.12 billion
Lending and Debt Investments	$759 million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $1.74 billion for the first quarter of 2021, 16% higher than the first quarter of 2020 and 5% higher than the fourth quarter of 2020.

Net revenues in Wealth management were $1.37 billion, 13% higher than the first quarter of 2020, primarily due to higher Management and other fees, reflecting the impact of higher average assets under supervision. Net revenues in Private banking and lending were higher, primarily reflecting higher net interest income from lending, while Incentive fees were lower.

Net revenues in Consumer banking were $371 million, 32% higher than the first quarter of 2020, reflecting higher credit card loan and deposit balances.

Consumer & Wealth Management
$1.74 billion
Wealth Management	$1.37 billion
Consumer Banking	$371 million

Provision for Credit Losses

Provision for credit losses was a net benefit of $70 million for the first quarter of 2021, compared with net provisions of $937 million for the first quarter of 2020 and $293 million for the fourth quarter of 2020. The first quarter of 2021 included reserve reductions on wholesale and consumer loans reflecting continued improvement in the broader economic environment following challenging conditions that began in the first quarter of 2020 as a result of the COVID-19 pandemic, partially offset by portfolio growth, including provisions related to the pending acquisition of the General Motors co-branded credit card portfolio.

The firm’s allowance for credit losses was $4.24 billion as of March 31, 2021.

Provision for Credit Losses
$(70) million

Goldman Sachs Reports

First Quarter 2021 Earnings Results

Operating Expenses

Operating expenses were $9.44 billion for the first quarter of 2021, 46% higher than the first quarter of 2020 and 60% higher than the fourth quarter of 2020. The firm’s efficiency ratio[2] for the first quarter of 2021 was 53.3%, compared with 73.9% for the first quarter of 2020.

Operating Expenses
$9.44 billion

The increase in operating expenses compared with the first quarter of 2020 was primarily due to significantly higher compensation and benefits expenses (reflecting strong performance). Transaction based expenses were significantly higher (reflecting an increase in activity levels) and technology expenses were higher, partially offset by lower net provisions for litigation and regulatory proceedings, lower travel and entertainment expenses (included in market development expenses), and lower expenses related to consolidated investments (including impairments).

Net provisions for litigation and regulatory proceedings for the first quarter of 2021 were $74 million compared with $184 million for the first quarter of 2020.

Headcount was essentially unchanged compared with the end of 2020.

Efficiency Ratio
53.3%

Provision for Taxes

The effective income tax rate for the first quarter of 2021 was 18.0%, down from the full year rate of 24.2% for 2020, primarily due to the impact of non-deductible litigation in 2020 and the impact of tax benefits on the settlement of employee share-based awards in the first quarter of 2021.

Effective Tax Rate
18.0%

Other Matters

◾ On April 13, 2021, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $1.25 per common share to be paid on June 29, 2021 to common shareholders of record on June 1, 2021.

◾ During the quarter, the firm returned $3.15 billion of capital to common shareholders, including $2.70 billion of share repurchases (8.7 million shares at an average cost of $310.04) and $448 million of common stock dividends.[2]

◾ Global core liquid assets[2] averaged $299 billion[4] for the first quarter of 2021, compared with an average of $298 billion for the fourth quarter of 2020.

Declared Quarterly Dividend Per Common Share
$1.25

Common Share Repurchases
8.7 million shares for $2.70 billion

Average GCLA
$299 billion

Goldman Sachs Reports

First Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak of hostilities, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

First Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2021	DECEMBER 31, 2020	MARCH 31, 2020	DECEMBER 31, 2020	MARCH 31, 2020
INVESTMENT BANKING
Financial advisory	$ 1,117	$ 1,091	$ 781	2%	43%

Equity underwriting	1,569	1,115	378	41	315
Debt underwriting	880	526	583	67	51
Underwriting	2,449	1,641	961	49	155

Corporate lending	205	(119)	442	N.M.	(54)
Net revenues	3,771	2,613	2,184	44	73

GLOBAL MARKETS
FICC intermediation	3,451	1,498	2,537	130	36
FICC financing	442	380	432	16	2
FICC	3,893	1,878	2,969	107	31

Equities intermediation	2,586	1,796	1,528	44	69
Equities financing	1,102	591	666	86	65
Equities	3,688	2,387	2,194	55	68
Net revenues	7,581	4,265	5,163	78	47

ASSET MANAGEMENT
Management and other fees	693	733	640	(5)	8
Incentive fees	42	71	154	(41)	(73)
Equity investments	3,120	1,770	(22)	76	N.M.
Lending and debt investments	759	637	(868)	19	N.M.
Net revenues	4,614	3,211	(96)	44	N.M.

CONSUMER & WEALTH MANAGEMENT
Management and other fees	1,077	1,035	959	4	12
Incentive fees	26	28	69	(7)	(62)
Private banking and lending	264	242	182	9	45
Wealth management	1,367	1,305	1,210	5	13

Consumer banking	371	347	282	7	32
Net revenues	1,738	1,652	1,492	5	16

Total net revenues	$ 17,704	$ 11,741	$ 8,743	51	102
Geographic Net Revenues (unaudited)[2]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2021	DECEMBER 31, 2020	MARCH 31, 2020
Americas	$ 10,825	$ 7,175	$ 5,171
EMEA	4,713	2,837	2,108
Asia	2,166	1,729	1,464
Total net revenues	$ 17,704	$ 11,741	$ 8,743

Americas	61%	61%	59%
EMEA	27%	24%	24%
Asia	12%	15%	17%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2021	DECEMBER 31, 2020	MARCH 31, 2020	DECEMBER 31, 2020	MARCH 31, 2020
REVENUES
Investment banking	$ 3,566	$ 2,732	$ 1,742	31%	105%
Investment management	1,796	1,831	1,768	(2)	2
Commissions and fees	1,073	849	1,020	26	5
Market making	5,893	2,750	3,682	114	60
Other principal transactions	3,894	2,169	(782)	80	N.M.
Total non-interest revenues	16,222	10,331	7,430	57	118

Interest income	3,054	2,973	4,750	3	(36)
Interest expense	1,572	1,563	3,437	1	(54)
Net interest income	1,482	1,410	1,313	5	13

Total net revenues	17,704	11,741	8,743	51	102

Provision for credit losses	(70)	293	937	N.M.	N.M.

OPERATING EXPENSES
Compensation and benefits	6,043	2,479	3,235	144	87
Transaction based	1,256	1,086	1,030	16	22
Market development	80	89	153	(10)	(48)
Communications and technology	375	341	321	10	17
Depreciation and amortization	498	498	437	–	14
Occupancy	247	254	238	(3)	4
Professional fees	360	350	347	3	4
Other expenses	578	810	697	(29)	(17)
Total operating expenses	9,437	5,907	6,458	60	46

Pre-tax earnings	8,337	5,541	1,348	50	518
Provision for taxes	1,501	1,035	135	45	N.M.
Net earnings	6,836	4,506	1,213	52	464
Preferred stock dividends	125	144	90	(13)	39
Net earnings applicable to common shareholders	$ 6,711	$ 4,362	$ 1,123	54	498

EARNINGS PER COMMON SHARE
Basic[2]	$ 18.80	$ 12.23	$ 3.12	54%	503%
Diluted	$ 18.60	$ 12.08	$ 3.11	54	498

AVERAGE COMMON SHARES
Basic	356.6	356.0	358.0	–	–
Diluted	360.9	361.0	361.1	–	–

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 88,461	$ 84,729	$ 81,176	4	9
Basic shares[2]	352.7	358.8	355.7	(2)	(1)
Book value per common share	$ 250.81	$ 236.15	$ 228.21	6	10

Headcount	40,300	40,500	38,500	–	5

Goldman Sachs Reports

First Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	MARCH 31, 2021	DECEMBER 31, 2020
ASSETS
Cash and cash equivalents	$ 191	$ 156
Collateralized agreements	324	250
Customer and other receivables	165	121
Trading assets	375	394
Investments	88	89
Loans	121	116
Other assets	38	37
Total assets	$ 1,302	$ 1,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 286	$ 260
Collateralized financings	193	174
Customer and other payables	224	191
Trading liabilities	201	154
Unsecured short-term borrowings	58	53
Unsecured long-term borrowings	219	213
Other liabilities	23	22
Total liabilities	1,204	1,067
Shareholders’ equity	98	96
Total liabilities and shareholders’ equity	$ 1,302	$ 1,163
Capital Ratios and Supplementary Leverage Ratio (unaudited)[2,4] $ in billions

	AS OF

	MARCH 31, 2021	DECEMBER 31, 2020
Common equity tier 1 capital	$ 85.2	$ 81.6

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 595	$ 554
Common equity tier 1 capital ratio	14.3%	14.7%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 630	$ 610
Common equity tier 1 capital ratio	13.5%	13.4%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	6.5%	7.0%
Average Daily VaR (unaudited)[2,4]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2021	DECEMBER 31, 2020
RISK CATEGORIES
Interest rates	$ 58	$ 57
Equity prices	51	50
Currency rates	12	14
Commodity prices	22	20
Diversification effect	(54)	(57)
Total	$ 89	$ 84

Goldman Sachs Reports

First Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)2,4

$ in billions

	AS OF

	MARCH 31, 2021	DECEMBER 31, 2020	MARCH 31, 2020
SEGMENT
Asset Management	$ 1,567	$ 1,530	$ 1,309
Consumer & Wealth Management	637	615	509
Total AUS	$ 2,204	$ 2,145	$ 1,818

ASSET CLASS
Alternative investments	$ 197	$ 191	$ 178
Equity	516	475	335
Fixed income	885	896	771
Total long-term AUS	1,598	1,562	1,284
Liquidity products	606	583	534
Total AUS	$ 2,204	$ 2,145	$ 1,818

	THREE MONTHS ENDED

	MARCH 31, 2021	DECEMBER 31, 2020	MARCH 31, 2020
ASSET MANAGEMENT
Beginning balance	$ 1,530	$ 1,461	$ 1,298
Net inflows / (outflows):
Alternative investments	3	3	(1)
Equity	3	(12)	2
Fixed income	16	18	7
Total long-term AUS net inflows / (outflows)	22	9	8
Liquidity products	29	6	66
Total AUS net inflows / (outflows)	51	15	74
Net market appreciation / (depreciation)	(14)	54	(63)
Ending balance	$ 1,567	$ 1,530	$ 1,309

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 615	$ 575	$ 561
Net inflows / (outflows):
Alternative investments	2	–	–
Equity	11	8	1
Fixed income	2	–	(8)
Total long-term AUS net inflows / (outflows)	15	8	(7)
Liquidity products	(6)	–	6
Total AUS net inflows / (outflows)	9	8	(1)
Net market appreciation / (depreciation)	13	32	(51)
Ending balance	$ 637	$ 615	$ 509

FIRMWIDE
Beginning balance	$ 2,145	$ 2,036	$ 1,859
Net inflows / (outflows):
Alternative investments	5	3	(1)
Equity	14	(4)	3
Fixed income	18	18	(1)
Total long-term AUS net inflows / (outflows)	37	17	1
Liquidity products	23	6	72
Total AUS net inflows / (outflows)	60	23	73
Net market appreciation / (depreciation)	(1)	86	(114)
Ending balance	$ 2,204	$ 2,145	$ 1,818

Goldman Sachs Reports

First Quarter 2021 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED MARCH 31, 2021
Total shareholders’ equity	$ 96,159
Preferred stock	(9,703)
Common shareholders’ equity	86,456
Goodwill Identifiable intangible assets	(4,332) (608)
Tangible common shareholders’ equity	$ 81,516

2.

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2020: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Equity Capital Management and Regulatory Capital – Equity Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2020: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

3.	Dealogic – January 1, 2021 through March 31, 2021.

4.	Represents a preliminary estimate for the first quarter of 2021 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2021.